Exhibit 10.2

WRITTEN RESOLUTION OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS OF GSI GROUP INC.

September 22, 2006

The undersigned, being all of the members of the Compensation Committee of the Board of Directors of GSI Group Inc., pursuant to the provisions of the New Brunswick Business Corporations Act and paragraph 18 of By-Law No. 1 of the Company, hereby authorize and consent to the following actions and adopt the following resolution:

RESOLVED: that Sergio Edelstein’s 70% performance-based opportunity under the GSI 2006 Interim Incentive Program shall be based on the identical performance metrics previously announced for the rest of the GSI executive team participants in the Plan, and that any such payout to Mr. Edelstein be prorated based upon Mr. Edelstein’s tenure at the Company during 2006.

/s/ PHILLIP A. GRIFFITHS
Phillip A. Griffiths

/s/ BYRON O POND
Byron O. Pond

/s/ MARINA HATSOPOULOS BORNHORST
Marina Hatsopoulos Bornhorst